Exhibit 99.2

ArcBest® is providing this exhibit as supplemental information to its scheduled conference call and the press release announcing the Company’s unaudited first quarter 2021 results filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K. Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Refer to the “Forward-Looking Statements” disclosure at the end of this exhibit.

Non-GAAP Financial Measures

ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”); however, this exhibit includes certain non-GAAP information. Refer to the discussion of non-GAAP information included in Item 2.02 of the Current Report on Form 8-K to which this exhibit is included for further information, including reference to reconciliations of GAAP to non-GAAP financial measures provided by the Company.

Summary Operating and Financial Impacts

(Additional Detailed Information follows)

Asset-Based Segment

1Q’21 Year-over-Year Yield Metrics

●	Billed Rev/Cwt on LTL-rated freight, excluding fuel surcharges, increased by a percentage in the mid-single digits.
●	Average increase on Contract renewals and Deferred Pricing agreements negotiated during 1Q’21: +5.6%

Year-over-Year Monthly Total Daily Business Trends

	January 2021	February 2021	March 2021	April 2021(1)(2)

Billed Revenue/Day(3)	+10.7%	+5.1%	+16.0%	+47%
Tons/Day	+6.6%	-5.0%	+3.8%	+29%
Shipments/Day	+5.1%	-2.5%	+5.1%	+19%

1)	Statistics for the full month of April 2021 have not been finalized.
2)	There were 21.5 workdays in both April 2021 and April 2020. There were 23 workdays in March 2021.
3)	Revenue for undelivered freight is deferred for financial statement purposes in accordance with the Asset-Based segment revenue recognition policy. Billed revenue per day has not been adjusted for the portion of revenue deferred for financial statement purposes.

April 2021 Business Update

See tables above for April 2021 revenue, tonnage and shipment metric comparisons.

Statistics for April 2021 have not been finalized. Preliminary Asset-Based financial metrics and business trends for April 2021, compared to the same period last year, are as follows:

●	Revenue has been positively impacted by continued solid demand for U-Pack household goods moving services.
●	Total Billed Revenue/CWT increased approximately 15% including higher fuel surcharge, compared to a total Revenue/CWT decrease of 7.5% in April 2020 due to business mix changes related to the pandemic.
●	Total Billed Revenue/Shipment increased approximately 24%.
●	Total Weight/Shipment increased approximately 8%.

Year-over-year comparisons are less meaningful due to the significant impact in 2020 from the pandemic and the related economic shutdown; therefore, sequential comparisons have also been provided.

April 2021 Sequential Monthly Total Daily Business Trends Versus March 2021

April 2021(1)(2)

Billed Revenue/Day(3)	+6%
Tons/Day	+5%
Shipments/Day	+3%

1)	Statistics for the full month of April 2021 have not been finalized.
2)	There were 21.5 workdays in both April 2021 and April 2020. There were 23 workdays in March 2021.
3)	Revenue for undelivered freight is deferred for financial statement purposes in accordance with the Asset-Based segment revenue recognition policy. Billed revenue per day has not been adjusted for the portion of revenue deferred for financial statement purposes.

Preliminary sequential trends would be the best in the past 10 years for Revenue/Day and Tons/Day and the third best in the past 10 years for Shipments/Day.

In recent years, excluding 2020, the historical average sequential change in ArcBest’s Asset-Based operating ratio in the second quarter, versus the first quarter, has been an improvement of approximately 350 to 450 basis points.

2Q’21 Other Items

●	63.5 Working Days in both 2Q’21 and 2Q’20
●	Projected Innovative Technology Costs in our Asset-Based business associated with the freight handling pilot test program at ABF Freight (non-GAAP item): $6 million vs. $5 million in 2Q’20

Asset-Light ArcBest Operating Segment [Excluding FleetNet]

Year-over-Year Monthly Total Daily Business Trends

	January 2021	February 2021	March 2021	April 2021(1)(2)

Revenue/Day	+51.6%	+51.4%	+62.3%	+89%

1)	Statistics for the full month of April 2021 have not been finalized.
2)	There were 21.5 workdays in both April 2021 and April 2020. There were 23 workdays in March 2021.

Year-over-year comparisons are less meaningful due to the significant impact in 2020 from the pandemic and the related economic shutdown; therefore, sequential comparisons have also been provided.

April 2021 Sequential Monthly Total Daily Business Trends Versus March 2021

April 2021(1)(2)

Revenue/Day	-3%

1)	Statistics for the full month of April 2021 have not been finalized.
2)	There were 21.5 workdays in both April 2021 and April 2020. There were 23 workdays in March 2021.

Preliminary Asset-Light (excluding FleetNet) financial metrics and business trends for April 2021, compared to March 2021, are as follows:

●	Purchased transportation expense per day decreased approximately 3%.
●	Purchased transportation expense represented approximately 84% of revenues in both periods.

ArcBest Consolidated

2Q’21 – Projected

●	Loss in the “Other and eliminations” segment (non-GAAP basis): $5 million vs. $3 million in 2Q’20
●	Interest Expense, net of Interest Income: $2 million vs. $2 million in 2Q’20

FY’21 – Projected

●	Loss in the “Other and eliminations” segment (non-GAAP basis): $24 million vs. $13 million in 2020. The increase versus the 2020 amount primarily reflects actions taken during the pandemic to reduce costs in 2020. The estimated loss in 2021 is comparable to 2019.
●	Interest Expense, net of Interest Income: $8.0 million vs. $8.1 million in 2020
●	Income (Expense) in the “Other, net” line (non-GAAP basis): $0.1 million expense vs. $0.1 million income in 2020

ArcBest Consolidated Capital Expenditures

●	2021 Total Net Capital Expenditures, including financed equipment: $150 million to $160 million
●	Includes revenue equipment purchases (majority for Asset-Based) of $100 million. The 2021 increase in revenue equipment also reflects trailer purchases for the Asset-Light business, primarily replacements of leased units.
●	The remaining amount of 2021 capital expenditures includes items related to real estate, technology, and dock equipment upgrades and enhancements.
●	Depreciation and amortization costs on property, plant and equipment: $115 million to $120 million in 2021.
●	Intangible asset amortization: $4 million in 2021
●	Preliminary estimates for 2022 revenue equipment to increase by $50 million to $60 million from 2021 projected levels. This includes an expected increase in fleet size although the number of additional units has not been finalized.

Additional Detailed Information

Asset-Based Segment

Annual Union Profit-Sharing Bonus

As provided in ABF Freight’s current Teamster labor contract, for the full years of 2019 through 2022, ABF Freight’s Teamster employees are eligible for an annual profit-sharing bonus, as shown in the following table. The operating ratio (“OR”) used to calculate the bonus amount is on a GAAP basis. The potential bonus would be based on full-year union employee earnings. While impacted by business and associated labor levels which are subject to change, the estimate of one percent of the annual earnings for the ABF Freight union employees who are eligible for this benefit approximates $5 million - $6 million of union bonus expense.

During years in which ArcBest’s internal forecasts indicate an expectation of paying the union bonus, we will accrue for this expense throughout the year, generally in proportion of the quarterly results as a percentage of the annual projection. As we do not provide public updates on our projected operating ratio or our expectations for paying the union bonus, any details of amounts accrued will not be provided.  If financial models reflect an operating ratio that meets the payout thresholds shown below, ArcBest encourages analysts to include expenses for the union bonus in quarterly and annual earnings per share projections for the company.

ABF Freight Published Annual OR (GAAP basis)	Bonus Amount
95.1 to 96.0	1%
93.1 to 95.0	2%
93.0 and below	3%

ArcBest Consolidated

Tax Rate

ArcBest’s first quarter 2021 effective GAAP tax rate was 25.5%. The “Effective Tax Rate Reconciliation” table of ArcBest’s first quarter 2021 earnings press release in Exhibit 99.1 shows the reconciliation of GAAP to non-GAAP effective tax rates.  The tax rate used to calculate non-GAAP EPS was 26.8% for first quarter 2021.  Under current tax laws, ArcBest expects the full year 2021 tax rate to be 25% to 26%, while the effective rate on a GAAP basis may be impacted by discrete items.

In the second quarter of 2021, ArcBest may experience volatility in its income tax provision and effective tax rate as a result of recording excess tax benefits for the settlement of share-based payment awards; however, the amount of the tax benefit will depend on ArcBest’s stock price when the awards vest later this month and, therefore, cannot be determined at this time.

“Other and eliminations” within Operating Income on the Operating Segment Data and Operating Ratios statement

The “Other and eliminations” line includes expenses related to shared services for the delivery of comprehensive transportation and logistics services to ArcBest’s customers. Shared services represent costs incurred to support all segments including sales, yield, customer service, marketing, capacity sourcing functions, human resources, financial services, information technology, legal and other company-wide services. Shared services are primarily allocated to the reporting segments based upon resource utilization-related metrics, such as shipment levels, and therefore fluctuate with business levels. As a result, the loss in “Other and eliminations” tends to be higher in periods when business levels are lower, and consequently allocations to operating segments are lower, which is typically during the first and fourth quarters of the year.

“Other, net” line within Other Income (Costs) on the Consolidated Statements of Operations

The “Other, net” line of ArcBest’s income statement primarily includes the costs associated with postretirement plans and changes in cash surrender value of life insurance.  After excluding non-GAAP items detailed in the table below, ArcBest expects the 2021 non-GAAP “Other net” expense to approximate the 2020 expense.

Changes in cash surrender value of life insurance reflected an increase of $1.3 million in first quarter 2021 compared to a decrease of $3.8 million in first quarter 2020.  This change was an indication of the first quarter 2021 market gains experienced on these assets that are invested much like pension plan assets.  ArcBest excludes changes in cash surrender value when presenting non-GAAP net income and EPS.

	Three Months Ended
	March 31
	2021	2020

	(in millions)
Other, net
Amounts on GAAP basis - income (costs)	$1.2	$(3.9)
Non-GAAP Adjustments:
Supplemental benefit plan settlement expense, pre-tax	—	0.1
Life insurance proceeds and losses/(gains) in cash surrender value(1)	(1.3)	3.8
Non-GAAP amounts - income (costs)	$(0.1)	$—

1)	Amounts in parentheses indicate gains.

Forward-Looking Statements

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: widespread outbreak of an illness or disease, including the COVID-19 pandemic and its effects, or any other public health crisis, as well as regulatory measures implemented in response to such events; external events which may adversely affect us or the third parties who provide services for us, for which our business continuity plans may not adequately prepare us; a failure of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data breach, and/or cybersecurity incidents; interruption or failure of third-party software or information technology systems or licenses; untimely or ineffective development and implementation of, or failure to realize potential benefits associated with, new or enhanced technology or processes, including the pilot test program at ABF Freight; the loss or reduction of business from large customers; the ability to manage our cost structure, and the timing and performance of growth initiatives; maintaining our corporate reputation and intellectual property rights; competitive initiatives and pricing pressures; increased prices for and decreased availability of new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance, fuel, and related taxes; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; relationships with employees, including unions, and our ability to attract, retain, and develop employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; union employee wages and benefits, including changes in required contributions to multiemployer plans; availability and cost of reliable third-party services; our ability to secure independent owner operators and/or operational or regulatory issues related to our use of their services; litigation or claims asserted against us; governmental regulations; environmental laws and regulations, including emissions-control regulations; default on covenants of financing arrangements and the availability and terms of future financing arrangements; self-insurance claims and insurance premium costs; potential impairment of goodwill and intangible assets; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; seasonal fluctuations and adverse weather conditions; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest Corporation’s public filings with the Securities and Exchange Commission (the “SEC”).

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.